Exhibit 10.09

[Letterhead of Environmental Power Corporation]

March 29, 2004

Mr. Kamlesh Tejwani

95 Falmouth Street

Short Hills, NJ 07078

RE:	Employment Agreement and Nonstatutory Stock Option Agreement

Dear Kam:

The purpose of this letter is to set forth our understanding with respect to the agreement between Environmental Power Corporation (the “Company”) and you regarding (a) the Employment Agreement, dated as of July 3, 2003, between you and the Company, as amended by that certain letter agreement (the “Letter Agreement”), dated as of December 17, 2003 (as so amended, the “Employment Agreement”) and (b) the Nonstatutory Stock Option Agreement, dated as of July 3, 2003, between you and the Company, as amended by the Letter Agreement (as so amended, the “Option Agreement”).

You and the Company hereby agree as follows:

A.    Amendment of the Employment Agreement. Section 1.1 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“1.1    Initial Employment Period. Until the Renewal Date (as defined below), the Executive shall be an “at will” employee of the Company, and either the Company or the Executive may terminate the Executive’s employment with the Company at any time for any reason, in which case this Agreement shall terminate (except for the provisions of Sections 6 and 7, which shall remain in full force and effect), the Executive will not be entitled to the vesting or exercise, in whole or in part, of the option described in Section 3.4 of this Agreement, but the Executive will be paid such amounts as are described in Section 5.2(a) of this Agreement. The period commencing on the date of this Agreement and ending on the earlier of the Renewal Date or the termination of the Executive’s employment with the Company is referred to as the “Initial Period.” For purposes of this Agreement, the “Renewal Date” shall mean the closing of the sale of equity securities of the Company or its subsidiary, Microgy Cogeneration Systems, Inc., resulting in gross proceeds to the Company or Microgy of at least $3,500,000.”

B.    Amendment of the Option Agreement. The Option Agreement will be amended and restated in its entirety in the form attached to this letter as Exhibit A.

C.    Confirmation of Agreements. In all other respects, the Employment Agreement and the Option Agreement are hereby ratified and confirmed and remain in full force and effect.

If the foregoing accurate sets forth your understanding of the agreement between you and the Company with respect to the subject matter of this letter, please indicate your agreement by executing a copy of this letter where indicated below and returning it to me.

Very truly yours,

Joseph E. Cresci

Chairman

Environmental Power Corporation

AGREED TO AND ACCEPTED:

/s/ Kamlesh Tejwani
Kamlesh Tejwani